                                                      --------------------------
                                                                    OMB Approval
                                                      --------------------------
                                                      OMB Number:      3235-0104
FORM 3                                                Expires: December 31, 2001
                                                        Estimated average burden
                                                      hours per response.....0.5
                                                      --------------------------





                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940.

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person |  2. Date of Event Requiring    | 4. Issuer Name and Ticker or
                                        |     Statement                  |    Trading Symbol
                                        |     (Month/Day/Year)           |
                                        |                                |
----------------------------------------|                                | UTEK Corporation             UTOB
(Last)        (First)       (Middle)    |  10/25/00                      |
                                        |                                |
Gross, Clifford M.                      |                                |
                                        |                                |
-------------------------------------------------------------------------|----------------------------------------------------------
(Street)                                | 3. IRS Indentification         | 5. Relationship of Reporting      | 6. If Amendment,
                                        |    Number of Reporting         |    Person to Issuer (Check all    | Date of Original
                                        |    Person                      |    applicable)                    | Filing
                                        |                                |                                   |
202 South Wheeler St.                   |                                | _X_Director   _X_  10% Owner      | 1/25/01
                                        |                                |                                   |
                                        |                                | _X_ Officer   ___ Other (specify  |
                                        |                                |                          below)   |
----------------------------------------|                                |                                   |
(City)          (State)          (Zip)  |                                |                                   |
                                        |                                |                                   |
Plant City, FL 33566                    |                                | Chairman of the Board and Chief   |----------------------
                                        |                                | -------------------------------   | 7. Individual or
                                        |                                | Executive Officer                 | Joint/Group Filing
                                        |                                | -----------------                 | (Check Applicable
                                        |                                |                                   | Line)
                                        |                                |                                   |
                                        |                                |                                   |
                                                                         |                                   | ___ Form Filed by
                                        |                                |                                   | One Reporting Person
                                        |                                |                                   |
                                        |                                |                                   | _X_ Form Filed by
                                        |                                |                                   | More than One
                                        |                                |                                   | Reporting Person
                                        |                                |                                   |
                                        |                                |                                   |
------------------------------------------------------------------------------------------------------------------------------------

              TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-------------------------------------------------------------------------------------------------------------
1. Title of Security            | 2. Amount of Securities       | 3. Ownership       | 4. Nature of
   (Instr. 4)                   |    Beneficially Owned         |    Form: Direct    |    Beneficial
                                |    (Instr. 4)                 |    (D) or Indirect |    Ownership
                                |                               |    (I) (Instr. 5)  |    (Instr. 5)
--------------------------------|-------------------------------|--------------------|-----------------------
Common Stock                    | 1,947,254 (1)                 | D                  |
--------------------------------|-------------------------------|--------------------|-----------------------
                                |                               |                    |
--------------------------------|-------------------------------|--------------------|-----------------------
                                |                               |                    |
-------------------------------------------------------------------------------------------------------------

(1) Shares are held jointly by Dr. Gross and his wife, Elissa-Beth Gross. Ms. Gross is filing this Form 3 jointly with Dr. Gross.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).



              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative Security | 2.  Date Exer-  | 3.  Title and Amount of Securities | 4.  Conver- | 5. Owner-   | 6.  Nature of
    (Instr. 4)                   |     cisable and |     Underlying Derivative Security |     sion or |    ship     |     Indirect
                                 |     Expiration  |     (Instr. 4)                     |     Exercise|    Form of  |     Beneficial
                                 |     Date        |                                    |     Price of|    Deriv-   |     Ownership
                                 |                 |                                    |     Deri-   |    ative    |     (Instr. 5)
                                 |                 |                                    |     vative  |    Secur-   |
                                 |-------------------------------------------------------     Security|    ities    |
                                 |Date    |Expira- |           Title           |Amount  |             |    Direct   |
                                 |Exer-   |tion    |                           |        |             |    (D) or   |
                                 |cisable |Date    |                           |        |             |    Indirect |
                                 |        |        |                           |        |             |    (I)      |
                                 |        |        |                           |        |             |    (Instr.  |
                                 |        |        |                           |        |             |     5)      |
---------------------------------|--------|--------|------------------------------------|-------------|-------------|---------------
                                 |        |        |                           |        |             |             |
---------------------------------|--------|--------|------------------------------------|-------------|-------------|---------------
                                 |        |        |                           |        |             |             |
---------------------------------|--------|--------|------------------------------------|-------------|-------------|---------------
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:



**Signature of Reporting Person

/s/ CLIFFORD M. GROSS                                   Date: February 1, 2001
-----------------------------                                 -----------
Clifford M. Gross

**   Intentional misstatements or omissions of facts constitute Federal Criminal
Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Designated Filer:            Clifford M. Gross

Additional Filing Party:     Elissa-Beth Gross
                             c/o UTEK Corporation
                             202 South Wheeler Street
                             Plant City, FL 33566

Issuer and Ticker Symbol:    UTEK Corporation (UTOB)

Date of Event Requiring Report:     10/25/00

Signature:            /s/ ELISSA-BETH GROSS
                      ----------------------
                      Elissa-Beth Gross